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                                   EXHIBIT 21

                                  SUBSIDIARIES

Name                                                     Jurisdiction
----                                                     of Organization
                                                         ---------------
SMI Holdings, Inc.                                       Texas
IT Network, Inc.                                         Delaware
Interactive Channel, Inc.                                Delaware
Interactive Channel Technologies Inc.                    Ontario,
Canada 997758 Ontario Inc.                               Ontario, Canada
Cable Share International Inc.                           Barbados
Cableshare B.V.                                          Netherlands
Cableshare (U.S.) Limited                                Illinois
1229501 Ontario Inc.                                     Ontario, Canada